Exhibit 99.1

Contact:

Ed Rebello

Cypress CorpCom

(408) 545-7665

ewr@cypress.com

FOR IMMEDIATE RELEASE

Akamai Technologies CFO, J. D. Sherman, Joins Cypress’s Board of Directors

SAN JOSE, Calif., May 17, 2010 – Cypress Semiconductor Corp. (Nasdaq: CY) today announced that it has expanded its board of directors to eight members with the appointment of J.D. Sherman to its board. Sherman is the chief financial officer at Akamai Technologies, a leading web networking infrastructure company.

Sherman, 45, brings extensive financial management expertise to Cypress’s board. Prior to Akamai, he served as the chief financial executive of IBM’s $21 billion Systems and Technology Group. During his 15-year career at IBM, he held a number of senior executive positions in finance, including vice president of finance and planning for the company’s zSeries Server Division. Before IBM, Sherman served as CFO for CommQuest, a wholly owned IBM subsidiary in the wireless semiconductor design industry. Sherman holds a master’s degree in business administration from the University of Chicago and a bachelor’s degree in Economics from Emory University.

“J.D. Sherman brings a strong financial management perspective to Cypress’s board coupled with extensive systems, software and semiconductor knowledge that will strengthen our long-term operational and financial strategy,” said T.J. Rodgers, president and CEO of Cypress.

About Cypress

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the flagship PSoC® programmable system-on-chip families and derivatives such as PowerPSoC® solutions for high-voltage and LED lighting applications, CapSense® touch sensing and TrueTouch™ solutions for touchscreens. Cypress is the world leader in USB controllers, including the high-performance West Bridge® solution that enhances connectivity and performance in multimedia handsets. Cypress is also a leader in high-performance memories and programmable timing devices. Cypress serves numerous markets including consumer, mobile handsets, computation, data communications, automotive, industrial and military. Cypress trades on the NASDAQ Global Select Market under the ticker symbol CY. Visit Cypress online at www.cypress.com.

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Cypress, the Cypress logo, CapSense, PSoC, PowerPSoC and West Bridge are registered trademarks and SmartSense, CapSense Plus, PSoC Designer and TrueTouch are trademarks of Cypress Semiconductor Corp. All other trademarks are property of their owners.

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